Exhibit 99.1

Editorial Contact:	Investor Relations Contact:
Gwen Carlson	Scott Allen
Conexant Systems, Inc.	Conexant Systems, Inc.
(949) 483-7363	(949) 483-2698
CONEXANT RETIRES REMAINING SENIOR SECURED DEBT,
ESTABLISHES NEW CREDIT FACILITY
          NEWPORT BEACH, Calif., Dec. 23, 2009 – Conexant Systems, Inc. (NASDAQ: CNXT) today announced that it completed the previously announced planned redemption of the remaining $61.4 million of outstanding aggregate principal amount of its floating rate senior secured notes due in November 2010. The company also announced that its special purpose entity, Conexant CF, LLC, established a new accounts receivable credit facility with Silicon Valley Bank for $15 million through November 30, 2010.
          The senior secured notes redemption was completed on December 18, 2009. The total aggregate redemption amount paid was $62.3 million, including accrued interest. The company funded the redemption with cash on hand. Pursuant to the terms of the indenture governing the notes, the redemption was made at 101 percent of the principal amount of the notes due, plus accrued interest to the redemption date. Payment was made by The Bank of New York Trust Company, N.A., the trustee of the indenture, in accordance with terms specified in the redemption notice and the redemption procedures of the trustee.
About Conexant
     Conexant’s comprehensive portfolio of innovative semiconductor solutions includes products for imaging, audio, embedded-modem, and video applications. Conexant is a fabless semiconductor company headquartered in Newport Beach, Calif. For more information, visit www.conexant.com.
Safe Harbor Statement
          “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Conexant or its management “intends”, “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import and includes statements about the anticipated use of proceeds from the offering. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.
          These risks and uncertainties include, but are not limited to, our ability to continue to strengthen our capital structure and improve our financial performance, and introduce new products that can help strengthen our leadership positions in the markets we serve, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings.
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          Conexant is a registered trademark of Conexant Systems, Inc.